Exhibit 10.1

AMENDMENT NO. 6 TO LOAN AGREEMENT

AMENDMENT NO. 6 TO LOAN AGREEMENT (this “Amendment”), dated and effective as of March 27, 2019, is made by and between the U.S. SMALL BUSINESS ADMINISTRATION (“SBA”), an agency of the United States, and its successors and assigns, and FRESHSTART VENTURE CAPITAL CORPORATION (the “Licensee”), a Small Business Investment Company, licensed under the Small Business Investment Act of 1958, as amended, whose principal office is located at 437 Madison Avenue, New York, NY 10022.

RECITALS

WHEREAS, SBA and the Licensee are parties to that certain Loan Agreement, effective as of January 25, 2017 (as amended, the “Existing Agreement”);

WHEREAS, SBA and the Licensee have agreed, subject to the terms and conditions of this Amendment, that the Existing Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Agreement.

NOW THEREFORE, SBA and the Licensee hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreement is hereby amended as follows:

SECTION 1. Defined Terms. Except as otherwise indicated herein, all words and terms defined in the Existing Agreement shall have the same meanings when used herein.

SECTION 2. Amendments.

a.      Section 1(g) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Reserved.”

b.      Section 1(j)(i) of the Existing Agreement the phrase, “Management and Operating Expenses” is hereby deleted in its entirety and replaced with the following:

“Management Expenses”

c.      In Section 3 of the Existing Agreement the phrase, “March 27, 2019: $10,000,000 (ten million dollars); and” is hereby deleted in its entirety and replaced with the following:

“March 27, 2019: $7,600,000 (seven million six hundred thousand dollars); and”

d.      The first paragraph of Section 5 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Management Expenses. SBA reserves the right in its sole discretion to review and modify the Management Expenses as it deems appropriate. Any request for modification must be approved by SBA in writing prior to payment. Licensee may pay Management Expenses in an amount not exceeding $35,000 per month.”

e.      Section 6 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Reserve. In addition to the payment of Management Expenses as provided in paragraph 5 above, Licensee may establish the Reserve, in accordance with this Paragraph. Licensee may retain from the proceeds of the Disposition of the Assets, the collection of interest due from small business concerns, or from any other source, an amount sufficient to fund the Reserve. The maximum amount of the Reserve will be established quarterly with SBA’s prior written approval but shall be at least an amount equal to the maximum Management Expenses permitted for the following quarter pursuant to paragraph 5 (or such other amount approved in writing by SBA). SBA has approved the establishment of a Reserve in the amount of 3 months of management expenses, equal to $105,000 plus any approved SBA follow-on investment(s). Any increase or decrease to this Reserve of 3 months of management expenses, equal to $105,000, must be approved by SBA in writing. Licensee may use the reserve to pay Management Expenses whenever the same become due, and upon any such use the Licensee may replenish the Reserve for the maximum Management Expenses of the next following quarter. Licensee shall pay to SBA any funds that exceed the amount of funds necessary to maintain the amount of the Reserve. Any funds or amounts held or obtained by Licensee from liquidation, Disposition of any Assets or from any other source that exceed the amount of the Reserve shall be paid on the 10th day of each calendar month to SBA to be applied toward Licensee’s obligations under the Note (applied to interest first, then principal), unless SBA agrees otherwise in writing.”

f.      Section 9(a) of the Existing Agreement which states, “Pay Management and Operating Expenses in an amount exceeding the limits set forth in paragraph 5 hereto;” is hereby deleted in its entirety and replaced with the following:

“Pay Management Expenses in an amount exceeding the limits set forth in paragraph 5 hereto;”

g.      The second and third sentences of Section 10(g) of the Existing Agreement are hereby deleted in their entirety and replaced with the following:

“For purposes of this subsection, a Material Adverse Change shall mean a reduction in the aggregate value of the Assets that have not been disposed of in accordance herewith to a value, as determined by SBA, that is less than 50 percent of the outstanding Indebtedness at any given time.”

SECTION 3. Representations and Warranties. Each party hereby represents and warrants to the other party that it is in compliance with all the terms and provisions set forth in the Existing Agreement on its part to be observed or performed and hereby confirms and reaffirms each of its representations and warranties contained in the Existing Agreement. Without limiting the foregoing, Licensee represents and warrants to SBA that its consent to receivership and stipulation that are part of the Existing Agreement and that were executed on January 25, 2017 remain valid and enforceable against it by SBA.

SECTION 4. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms (and as duly amended).

SECTION 5. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of an executed original counterpart of this Amendment.

SECTION 6. Governing Law. Pursuant to Section 101.106(b) of Part 13 of the Code of Federal Regulations, this Amendment is to be construed and enforced in accordance with the Act, the Regulations and other Federal law, and in the absence of applicable Federal law, then by applicable New York law to the extent it does not conflict with the Act, the Regulations or other Federal law.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FRESHSTART VENTURE CAPITAL CORPORATION

By:	/s/Alvin Murstein
Name:	Alvin Murstein
Title:	Chairman & Chief Executive Officer

U.S. SMALL BUSINESS ADMINISTRATION

By:	/s/ Thomas G. Morris
Name:	Thomas G. Morris
Title:	Acting Deputy Assoc. Adm. for OII
Director, Office of Liq.